SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
     Date of Report (Date of earliest event reported):
September 1, 2005 (September 1, 2005)

Brown-Forman Corporation

(Exact name of registrant as specified in its charter)

Delaware	002-26821	61-0143150

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

850 Dixie Highway, Louisville, Kentucky	40210

(Address of principal executive offices)	(Zip Code)
     Registrant’s telephone number, including area code: (502) 585-1100
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
On September 1, 2005, Brown-Forman Corporation (the “Company” or “Brown-Forman”) completed the sale of substantially all of Lenox, Incorporated (“Lenox”) to Department 56, Inc. (“Department 56”) for $196 million in cash (subject to a post-closing working capital adjustment) pursuant to the Stock Purchase Agreement entered into by the Company and Department 56 on July 21, 2005. This total is $6 million higher than previously announced due to a working capital adjustment provision included in the sale agreement. Brown-Forman has retained ownership of the Lenox headquarters property and building located in Lawrenceville, New Jersey and Lenox’s Brooks and Bentley subsidiary in the United Kingdom, but expects to sell both of these assets.
Item 2.02 Results of Operations and Financial Condition.
Brown-Forman issued a press release today, September 1, 2005, announcing that, in connection with the Lenox transaction, it recognized in the quarter ended July 31, 2005 a non-cash impairment charge and transaction fees of $0.54 per share versus the previously announced $0.32 per share. It also announced that its full year outlook for earnings from continuing operations is unchanged. A copy of this Brown-Forman press release is furnished herewith as Exhibit 99.1.
Item 7.01 Regulation FD Disclosure.
On September 1, 2005, Brown-Forman issued a press release announcing the completion of the sale of substantially all of Lenox and the matters referenced in Item 2.02 above. A copy of this Brown-Forman press release is furnished herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits
99.1 Press Release, dated September 1, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown-Forman Corporation
(Registrant)

September 1, 2005 (Date)	/s/ Nelea A. Absher
Nelea A. Absher
Vice President and Assistant Corporate Secretary

Exhibit Index

99.1	Press Release, dated September 1, 2005, issued by Brown-Forman Corporation.